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                              SOCIETY CORPORATION
                     MANAGEMENT INCENTIVE COMPENSATION PLAN
                        (NOVEMBER 30, 1993 RESTATEMENT)

             The Society Corporation Management Incentive Compensation Plan, originally established effective as of January 1, 1986, and thereafter amended, is hereby amended and restated in its entirety effective November 30, 1993.
             Society Corporation hereby establishes this Management Incentive Compensation Plan for the purpose of providing an incentive to selected key officers of Society Corporation and its subsidiaries who are in a position to make a significant contribution to the success of Society Corporation and its subsidiaries and to enable Society Corporation and its subsidiaries to retain such personnel and to attract others of the highest caliber.
                                   ARTICLE I
                                  DEFINITIONS
             For the purposes hereof, the following words and phrases shall have the meanings indicated:
             1. A "Beneficiary" shall mean any person designated by a Participant in accordance with the Plan to receive payment of all or a portion of any Incentive Compensation Award for which the Participant is eligible at the time of the Participant's death or the remaining balance of the Deferred Compensation Account in the event of the death of the Participant prior to receipt by such Participant of the entire amount credited to the Participant's Deferred Compensation Account.
             2. The "Committee" shall mean the Compensation and Organization Committee of the Board of Directors of the Corporation, or another Committee of the Board of Directors hereafter succeeding to the responsibilities currently performed by the Compensation and Organization Committee.





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             3.      The "Corporation" shall mean Society Corporation, a bank
holding company and its corporate successors, including the surviving corporation resulting from any merger of Society Corporation with any other corporation or corporations.
             4. A "Deferred Compensation Account" shall mean the bookkeeping account on which the amount of the Incentive Compensation Award that is deferred, pursuant to Section 4 of Article II, shall be recorded and on which interest shall be credited in accordance with the Plan.
             5. An "Eligible Employee" shall mean any officer of the Corporation or any Subsidiary who is determined by the Committee to be in a key management position that can affect the Corporation's results.
             6. An "Incentive Compensation Award" shall mean the bonus which may be paid to a Participant pursuant to the Plan for any calendar year.
             7. "Market Point" shall mean for any Participant for any calendar year the market point (as determined under the Corporation's salary administration program) of such Participant's job grade; provided, however, that if (a) the Corporation changes such Participant's job grade during any such calendar year, or such Participant is promoted, transferred, or otherwise moves into a different job grade during such calendar year, then such Market Point shall be calculated on a pro rata basis for each of the periods in which such job grades were in effect for such participant.
             8. A "Participant" shall mean an Eligible Employee who is selected by the Committee to participate in the Plan.
             9. The "Plan" shall mean this Management Incentive Compensation Plan, together with all amendments hereto.
             10. "Plan Year" shall mean each calendar year for which the Plan remains in existence.





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             11.     "Subsidiary" shall mean a corporation organized and
existing under the laws of the United States or of any state or the District of Columbia of which 80 percent or more of the issued and outstanding stock is owned by the Corporation or by a Subsidiary of the Corporation.
             12. The "Target Incentive Compensation Pool" shall mean the aggregate amount, as determined in accordance with Article II of the Plan, of the aggregate individual target bonuses of Participants.
             13. "Target Pool Percentage" shall mean the percentage determined pursuant to Article II, Section 2 below that will be used to establish the aggregate amount available for incentive compensation awards.
                                   ARTICLE II
                         INCENTIVE COMPENSATION AWARDS
             1. Participation. Annually, the Committee shall select the Participants in the Plan for the Plan Year. In general, the selection will be made prior to the beginning of each Plan Year or as soon thereafter as is reasonably possible; in addition, such selection may be made at any time during a Plan Year in the case of a newly hired employee or an employee that receives a new position. Not in limitation of the foregoing, the Committee shall have the authority to designate at the beginning of a Plan Year Eligible Employees in selected job grades as Participants, including any employee that may later be hired or promoted into any such job grade during the Plan Year, without further action on behalf on the Committee. Participants shall be notified of their selection in writing.
             2. Incentive Compensation Pool. As soon as practical after the end of each Plan Year, the Committee shall determine the Target Pool Percentage to be applied to the Target Incentive Compensation Pool to establish the aggregate amount to be distributed as Incentive Compensation Awards. The guidelines for determining the percentage shall be determined by the Committee prior to the Plan Year or as soon thereafter as is reasonably possible.





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             Such individual target bonuses are as follows:

         Incentive                   Salary                      Target Bonus As a
           Group                     Grades                      Percent of Market Point
         ---------                   ------                      -----------------------
              I                        50                                50%
             II                        49                                45%
            III                        48                                40%
             IV                        46-47                             35%
              V                        45                                30%
             VI                        44                                25%
            VII                        43                                20%
           VIII                        42                                15%
             IX                        41 and below                      10%

Target bonuses for Participants who are eligible for part of the Plan Year or whose incentive group assignment changed during the Plan Year will be calculated on a pro rata basis for both the period of each incentive group assignment and the period during the Plan Year in which the Participant was an Eligible Employee. In the event that the Committee approves participation in the Plan for an individual whose job does not have an assigned salary grade, the Committee is authorized to select a Target Bonus percentage for such individual and base the calculation of Target Bonus and other calculations under this Plan on such individual's base salary.
         3. Incentive Compensation Awards. The Committee will determine the amount of the Incentive Compensation Award for each Participant. No Incentive Compensation Award may exceed the Participant's target bonus for the Plan Year multiplied by the greater of (a) two hundred percent (200%) or (b) one hundred fifty percent (150%) of the Target Pool Percentage. The Committee may determine that a Participant shall receive no Incentive Compensation Award for the Plan Year. Ordinarily, Incentive Compensation Awards shall be made only to Participants who are actively employed at the end of the Plan Year; however, the Committee shall have the right to make Incentive Compensation Awards to Participants who retired or were disabled during a Plan Year, or to the Beneficiary(s) or estate of a Participant whose death occurred during a Plan Year.





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         4.      Payment of Incentive Compensation Award.  A Participant who
desires to defer payment of all or a portion of the Participant's Incentive Compensation Award for any Plan Year must complete and deliver an election agreement to the Corporation no later than December 31 of the year prior to the Plan Year; provided, however, that if a person becomes a Participant during a Plan Year, such election must be filed within thirty (30) days after the Participant is selected as a Participant. Such election agreement shall designate (a) the amount of the Participant's Incentive Compensation Award to be deferred (which must be either a fixed percentage of the Incentive Compensation Award, an amount in excess of a specific dollar amount, or up to a specific dollar amount), (b) the type of deferral, (which must be either a one year deferral, a three year deferral, or a retirement deferral), (c) for retirement deferrals, the date to which the Participant's Incentive Compensation Award shall be deferred (which must be either the first business day of the quarter following retirement or the first business day of January in the year following retirement), and (d) for retirement deferrals, whether the distribution of the Incentive Compensation Award is to be paid in a lump sum or installments, and if in installments, the number of annual or quarterly payments; if the Participant fails to file such an election agreement with the Corporation prior within the time periods set forth above, the Participant's Incentive Compensation Award shall be paid in cash. The Corporation shall provide each Participant with an appropriate election form at the time the Participant is notified of the Participant's selection for the applicable Plan Year. Such election shall be irrevocable. Amounts deferred shall be credited to the Deferred Compensation Account, and amounts paid in cash shall be paid, on or prior to March 15. If a Participant elects to defer payment of all or a portion of the Incentive Compensation Award, the Corporation shall establish a Deferred Compensation Account, and payment of the amounts reflected therein shall be in accordance with Article II, Section 6. In the event that a Participant dies prior to receiving an Incentive Compensation Award, the Corporation shall pay any such Incentive Compensation Award to the Participant's estate, unless the Participant designates in writing that payment shall be made to a Beneficiary or Beneficiaries; such





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designation of Beneficiary(s) shall be effective only if acknowledged in writing by a duly authorized representative of the Corporation. Such designation shall include the proportion to be paid to each Beneficiary and indicate the disposition of such share if a Beneficiary does not survive the Participant.
         Notwithstanding any other provision of the Plan, the Committee, in its sole discretion, shall have the authority to authorize payment or credit to a Deferred Compensation Account, whichever the Participants shall have selected, of all or a portion of all Incentive Compensation Awards prior to the end of the Plan Year, and if a portion, the Corporation shall pay or credit, whichever the Participants shall have selected, the remaining portion of the Award on or prior to March 15, as provided above.
         Notwithstanding any other provision of the Plan, the Committee, in its sole discretion, shall have the authority to require deferral of payment of all or a portion of all Incentive Compensation Awards due to any Plan Participant if the Committee determines that the Corporation would be denied a deduction for federal income tax purposes for such Award or the portion thereof by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder, if the Award or the portion thereof were not so deferred. Such deferred Incentive Compensation Awards, or the portion thereof, shall be treated as Incentive Compensation deferred under Section 5 below and shall be payable to the Participant at such time as the Committee, in its sole discretion, determines that such Award, or the portion thereof, would be so deductible, but not later than thirty (30) days following the fiscal year in which the Participant terminates employment with the Corporation and its subsidiaries.





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         All payments of Incentive Compensation Awards shall be in cash from the general assets of the Corporation or a Subsidiary, and Participants shall have the status of general unsecured creditors of the Corporation. Incentive Compensation Awards payable under the Plan constitute a mere promise by the Corporation to make such payments in the future. Finally, it is the intention of the Corporation and the Participants that the Plan be unfunded for tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.
         5. Deferred Compensation Account. The amount of any Incentive Compensation Award that is deferred shall be treated as if it were set aside in a Deferred Compensation Account on the date the Incentive Compensation Award would otherwise have been paid in cash to the Participant.
         The balance of such Deferred Compensation Account shall be credited with interest computed quarterly (based on calendar quarters) on the lowest balance of the Deferred Compensation Account during each calendar quarter. The interest credited to the Account shall be based on an annual rate (the "Base Rate") equal to the highest annual rate paid by Society National Bank on new IRA certificates of deposit issued on the last business day of such quarter, or at such other rate as may be determined from time to time by the Committee. In the event that the Participant remains employed with the Corporation or one of its Subsidiaries until the Participant becomes eligible for retirement under the Corporation's retirement plan, death, or disability, the interest rate credited to that portion of the Participant's Deferred Incentive Compensation Account that relates to any Retirement Deferral made under Section 6 below, from and after January 1, 1993, shall be 2% in excess of the Base Rate (the "Bonus Rate"). The Corporation shall credit interest to the Deferred Compensation Account with respect to each calendar quarter on the first day of the following calendar quarter. Deferred Compensation Accounts maintained on behalf of Participants (or Beneficiaries of such Participants) who retired, died, or became disabled prior to January 1, 1993, shall in no event be entitled to have interest credited at the Bonus Rate. The





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Corporation may establish separate Deferred Compensation Accounts for a particular Participant to properly account for amounts deferred under different alternatives and amounts deferred during different years.
         6. Payment of Deferred Compensation Account. Payment of the Deferred Compensation Account shall be made, depending upon the alternative selected by the Participant, as follows:

                 (a) One Year Deferral. The Deferred Compensation Account shall be paid in a single cash lump sum on the first business day of the second calendar year following the Plan Year in which the Incentive Compensation Award was earned.

                 (b) Three Year Deferral. The Deferred Compensation Account shall be paid in three substantially equal consecutive annual installments, on the first business day of the second through fourth calendar years following the Plan Year in which the Incentive Compensation Award was earned.

                 (c) Retirement Deferral. If a Participant retires or terminates employment due to disability, the amount of a Deferred Compensation Account paid under this alternative shall be paid to the Participant in such a manner and at such time or times as the Participant selects pursuant to Article II, Section 4 above.
         The amount of any Deferred Compensation Account of a Participant whose employment terminates for any reason other than retirement or disability shall be paid to the Participant in a lump sum within ninety days after the date of termination of employment.
         Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the making of payment of all or any portion of the amount of the Deferred Compensation Account to a Participant in the case of any of the following events:

         (a) An "unforeseeable emergency" of the Participant, which shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the individual if such withdrawal were not permitted. The amount of the withdrawal that is permitted under this subparagraph (a) is limited to the amount necessary to meet such emergency.





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         (b)     Upon the written request of a Participant, provided that (i)
                 the Committee determines that such withdrawal would not be adverse to the best interests of the Corporation, (ii) the request is made ninety (90) days before the requested date of payment, (iii) the Participant forfeits an amount equal to 10% of the amount requested, and (iv) the Participant is disqualified from deferring the next Incentive Compensation Award for which the Participant would be eligible to defer under this Plan.

         (c) Upon the written request of a Participant, provided that (i) the Participant agrees to apply all of the net distributed amount (after reduction for applicable payroll taxes) to purchase the Corporation's Common Shares through the exercise of stock options or otherwise, (ii) the Participant agrees to hold the Corporation's Common Shares so purchased for a period of time determined by the Committee, which period shall terminate no earlier than the Participant's termination of employment with the Corporation and any Subsidiary, and (iii) the Participant agrees to such other limitations, restrictions, and potential penalties as determined by Committee to be applicable in connection with the distribution.

         Payment of any such withdrawal under this Section 6 will be paid out of one year deferrals first, three year deferrals second, and retirement deferrals last, and paid out among three year deferrals pro rata if there is more than one such deferral.
         7. Death of Participant. In the event of the death of a Participant prior to receipt by such participant of the entire amount of the Participant's Deferred Compensation Account, such amount shall be paid to the Beneficiary or Beneficiaries designated in writing by the Participant; in the event there is more than one Beneficiary, such designation shall include the proportion to be paid to each Beneficiary and indicate the disposition of such share if a Beneficiary does not survive the Participant. The Committee, in its sole discretion, shall determine whether payment of the remaining amount of a Participant's Deferred Compensation Account shall be in a lump sum or in a number of substantially equal quarterly or annual installments over a period not to exceed ten years; such payments shall commence on such date within one year of the date of the Participant's death as shall be designated by the Committee. A Participant's Beneficiary designation may be changed at any time prior to the Participant's





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death by written notice signed by the Participant and received by the
Corporation. The Beneficiary designation on file with the Corporation at the time of the Participant's death which bears the latest date shall govern. In the absence of a Beneficiary designation or the failure of all Beneficiaries to survive the Participant, the remaining amount of the Deferred Compensation Account shall be paid to the Participant's estate in a lump sum within ninety days after the appointment of an executor or administrator. The Committee may, in its sole discretion, accelerate the making of payment to a Beneficiary of the amount of a Deferred Compensation Account in the event of unforeseeable emergency as defined in Section 6 above. In the event of the death of a Beneficiary after payments to the Beneficiary have commenced, the remaining amount of the Deferred Compensation Account payable to such Beneficiary shall be paid to such Beneficiary's estate in a lump sum within ninety days after the appointment of an executor or administrator.





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                                  ARTICLE III
                                 ADMINISTRATION
         The Corporation shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee shall have all such powers as may be necessary to carry out its duties under the Plan, including the power to determine all questions relating to eligibility for and the amount in a Deferred Compensation Account, all questions pertaining to claims for benefits and procedures for claim review, and the power to resolve all other questions arising under the Plan, including any questions of construction. The Corporation and the Committee may take such further action as the Corporation and the Committee shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Corporation and the Committee hereunder shall be final and binding upon all interested parties. In accordance with the provisions of Section 503 of the Employee Retirement Income Security Act of 1974, as amended, the Committee shall provide a procedure for handling claims of Participants or their Beneficiaries under this Plan. Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claims as well as a reasonable opportunity for a full and fair review by the Committee of any such denial. Notwithstanding anything to the contrary contained herein, the Corporation shall be the "administrator" for the purpose of the Employee Retirement Income Security Act of 1974, as amended. Any action authorized under the Plan to be done by the Committee may be done by the Board of Directors or any other Board Committee authorized by the Board of Directors.





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                                   ARTICLE IV
                           AMENDMENT AND TERMINATION
         The Corporation reserves the right to amend or terminate the Plan at any time by action of its Board of Directors or a duly authorized Committee thereof; provided, however, that no such action shall adversely affect any Participant or Beneficiary with respect to the amount credited to a Deferred Compensation Account.
                                   ARTICLE V
                                 MISCELLANEOUS
         1.      Non alienation of Deferred Compensation Account.  No
Participant or Beneficiary shall encumber or dispose of the right to receive any payment of the amount of a Deferred Compensation Account hereunder without the written consent of the Corporation. If a Participant or Beneficiary without the written consent of the Corporation attempts to assign, transfer, alienate, or encumber the right to receive the amount of a Deferred Compensation Account hereunder or permits the same to be subject to alienation, garnishment, attachment, execution, or levy of any kind, then the Committee, in its discretion, may hold or pay such amount or any part thereof to or for the benefit of such Participant or Beneficiary, the Participant's or Beneficiary's spouse, children, blood relatives, or other dependents, or any of them, in such manner and in such proportions as the Committee may consider proper. Any such application of the amount of a Deferred Compensation Account may be made without the intervention of a guardian. The receipt by the payee(s) of such payment(s) shall constitute a complete acquittance to the Corporation with respect thereto, and neither the Corporation, nor any Subsidiary, nor the Committee, nor any officer, member, employee, or agent thereof, shall have any responsibility for the proper application thereof.





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         2.      Plan Non contractual.  Nothing herein contained shall be
construed as a commitment to or agreement with any person employed by the Corporation or a Subsidiary to continue such person's employment with the Corporation or Subsidiary, and nothing herein contained shall be construed as a commitment or agreement on the part of the Corporation or any Subsidiary to continue the employment or the annual rate of compensation of any such person for any period. All Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.
         3. Interest of Participants and Beneficiary. The obligation of the Corporation under the Plan to make payments of Incentive Compensation Awards and amounts reflected on Deferred Compensation Accounts merely constitute the unsecured promise of the Corporation to make payments from its general assets as provided herein, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Corporation or any Subsidiary.
         4. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable right against the Corporation or any Subsidiary, their officers, employees, agents, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
         5. Absence of Liability. No member of the Board of Directors of the Corporation or a Subsidiary or the Committee or any officer of the Corporation or a Subsidiary shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving his bad faith or willful misconduct, for anything done or omitted to be done by himself.
         6. Severability. The invalidity or unenforceability of any particular provisions of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.





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         7.      Governing Law.  The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

         EXECUTED at Cleveland, Ohio as of the 30th day of November, 1993.

                                                                    SOCIETY CORPORATION

                                                                    By:  _________________________
                                                                             Roger Noall
                                                                             Vice Chairman and
                                                                             Chief Administrative Officer





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